UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 28, 2012
(Date of earliest event reported)

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

________________________________________________________________________

Item 2.02 Results of Operation and Financial Condition

A press release announcing results for fourth quarter and the year ended December 31, 2011 was made on February 28, 2012 and a copy of the release is being furnished herewith as Exhibit 99 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.  Description

      99         Press Release: Results for Fourth Quarter and Year 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Data I/O Corporation

February 29, 2012                      By _/s/Joel S. Hatlen

                                                Joel S. Hatlen

                                                Vice President

                                                Chief Financial Officer

EXHIBIT INDEX

Exhibit No.       Description

99               Press Release: Results for Fourth Quarter and Year 2011

Exhibit No. 99

Joel Hatlen	Hayden IR
Vice President and Chief Financial Officer	Brett Maas, Managing Partner
Data I/O Corporation	(646) 536-7331
6464 185th Ave. NE, Suite 101	Email: brett@haydenir.com - or -
Redmond, WA 98052	Dave Fore, Director of Research
(425) 881-6444	(206) 395-2711
investorrelations@dataio.com	Email: dave@haydenir.com

DATA I/O ANNOUNCES RESULTS

FOR FOURTH QUARTER AND Year 2011

Sales of $26.7 Million for 2011 and $5.7 Million for Q4

 Net Income of $1.1 Million for 2011 and $3,000 for Q4

Launched new product FLXHD, an automated duplication system for e-MMC devices

Redmond, WA, February 28, 2012 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions used in the manufacturing of flash and flash-based intelligent devices,  today announced financial results for the fourth quarter and year ended December 31, 2011.

Highlights

•         Sales of $5.7 million for the fourth quarter of 2011 and $26.7 million for the year 2011.

•         Net Income of $3,000 for the fourth quarter of 2011 and $1.1 million for the year 2011.

•         Introduced in February 2012 the new FLXHD, an automated duplication system for the rapidly growing e-MMC device market.

•         Share repurchases with a value of $250,000 took place during the fourth quarter of 2011.  Share repurchases for an additional $1.8 million have been made year to date in 2012.  Total share repurchases under these repurchase programs equals $2.05 million.

Financial Results

Revenues for the fourth quarter of 2011 were $5.7 million, down 17.6% compared with $6.9 million in the fourth quarter of 2010 and $7.1 million in the third quarter of 2011.   On a product basis, the sales decrease was primarily in Data I/O’s automated PS family, which were down 31% year-over-year, while non-automated systems were down 15% compared to the fourth quarter of 2010.  Net income in the fourth quarter of 2011 was $3,000, or $0.00 per diluted share, compared with net income of $611,000 or $0.07 per share, in the fourth quarter of 2010.

All regions had a decline in revenue, with Americas down 27%, Europe down 20%, and Asia down 5% compared to the fourth quarter of 2010.  Data I/O ended the fourth quarter with a backlog of $0.8 million, compared to $1.6 million at December 31, 2010, and $1.3 million at the end of the third quarter of 2011.

“This month, we introduced our newest automated system, the FLXHD, a duplication system for the rapidly growing e-MMC device market. This system greatly increases the number of devices that can be programmed simultaneously. It is being demonstrated at the Apex trade show in San Diego this week,” said Fred Hume, President and CEO.  “For Data I/O, mobile devices, especially smart phones and tablets, are growing rapidly and we continue to view this segment as a core driver of our future business.”

Orders for the fourth quarter of 2011 were $5.1 million compared with $6.6 million in the fourth quarter of 2010.  While Asia was basically flat, Americas were down 25% and Europe was down 32% in the fourth quarter.  In the Americas, the decline in orders is primarily related to wireless business in that region, particularly in Mexico and Canada.   We believe the decline in European orders primarily relates to the overall economic uncertainty throughout the Euro zone.  Orders for the RoadRunner family were up 10% and the FLX family up more than seven-fold, while other product families were down compared to the fourth quarter of 2010.

“We are pleased to have the new RoadRunner3 and Factory Integration Software, which were highlights for the quarter, and together with the new FLXHD show strong opportunities in our current sales funnels, said Mr. Hume.”

Gross margin as a percentage of sales in the fourth quarter of 2011 was 54.5%, compared with 56.4% in the fourth quarter of 2010 and 55.9% in the third quarter of 2011.  This gross margin decrease compared to the fourth quarter of 2010 and third quarter of 2011 was primarily due to the impact of decreased sales volume relative to fixed operating costs.

Operating expenses decreased by $76,000, from $3.2 million in the fourth quarter of 2011 compared to $3.3 million the same period in 2010, and decreased sequentially by $408,000 compared to $3.6 million in the third quarter of 2011.  Compared to the fourth quarter of 2010, the operating expenses change consisted of reduced incentive compensation plan expense of $234,000 due to the financial results, offset in part by $89,000 of other higher Selling, General and Administrative expenses primarily due to the Productronica trade show in November 2011, increased marketing personnel costs, and an increase in Research and Development of $69,000 primarily associated with the Azido initiative.

For the year ended December 31, 2011, revenue increased 1% to $26.7 million, from $26.4 million for 2010.  For the year 2011, net income was $1.1 million, or $0.11 per diluted share, compared to $3.0 million, or $0.33 per share, for 2010.  For the year 2011, gross margin as a percentage of sales was 57.1%, compared with 58.1% in 2010.  The change in gross margin percentage was primarily due to higher service expense of $285,000, product mix-related higher materials cost of $184,000, and increased factory variances of $148,000, offset in part by lower engineering costs associated with software development contracts compared to 2010.

Operating expenses in 2011 were $2 million higher than in 2010 primarily related to costs associated with accelerating product development initiatives, costs associated with Azido, higher personnel costs, and the costs associated with outside contractors and consultants, offset in part by $422,000 of lower incentive compensation due to the financial results.   The use of net operating losses in carry forward continued to result in a low percentage rate income tax expense which was related to foreign, state and federal alternative minimum taxes during the period.

The Company’s cash position at December 31, 2011 decreased $260,000 during the quarter to $18.1 million primarily due to Data I/O’s share repurchase program.  Accounts receivable decreased to $4.4 million at December 31, 2011 compared to $5.0 million at December 31, 2010 primarily due to the decrease in sales volume in the fourth quarter.  Inventories were at $4.0 million at December 31, 2011, up from $3.6 million at December 31, 2010 and from $3.8 million at the end of the third quarter of 2011 due to new product inventory and purchases for an expected higher sales level during the fourth quarter.  Deferred revenue decreased to $1.5 million at December 31, 2011 compared to $1.6 million at December 31, 2010, but increased from $1.4 million at September 30, 2011.

Conference Call Information

A conference call discussing the fourth quarter and 2011 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time. To listen to the conference call, please dial (612) 288-0340 passcode: DAIO.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code: 237885.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com   to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Celebrating 40 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–        Summary Financial Data Attached   –

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net Sales	$ 5,723	$ 6,947	$ 26,666	$ 26,396
Cost of goods sold	2,604	3,030	11,431	11,052
Gross margin	3,119	3,917	15,235	15,344
Operating expenses:
Research and development	1,361	1,292	5,470	4,159
Selling, general and administrative	1,815	1,959	8,304	7,685
Total operating expenses	3,176	3,251	13,774	11,844
Gain on sale of assets	-	-	-	13
Operating income (loss)	(57)	666	1,461	3,513
Non-operating income (expense):
Interest income	52	22	97	52
Interest expense	(12)	(2)	(14)	(11)
Foreign currency transaction gain (loss)	(3)	(46)	(248)	(268)
Total non-operating income (loss)	37	(26)	(165)	(227)
Income (loss) before income taxes	(20)	640	1,296	3,286
Income tax (expense) benefit	23	(29)	(233)	(274)
Net income	$ 3	$ 611	$ 1,063	$ 3,012

Basic earnings per share	$ 0.00	$ 0.07	$ 0.12	$ 0.33
Diluted earnings per share	$ 0.00	$ 0.07	$ 0.11	$ 0.33
Weighted-average basic shares	9,246	9,026	9,181	8,997
Weighted-average diluted shares	9,312	9,159	9,320	9,122

DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(UNAUDITED)

	December 31, 2011	December 31, 2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 18,120	$ 18,942
Trade accounts receivable, net of allowance for doubtful accounts of $115 and $138	4,351	4,975
Inventories	3,964	3,570
Other current assets	543	528
TOTAL CURRENT ASSETS	26,978	28,015

Property, plant and equipment – net	1,489	1,256
Intangible software technology-net	2,793	-
Other assets	85	153
TOTAL ASSETS	$ 31,345	$ 29,424

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 1,122	$ 1,234
Accrued compensation	1,255	1,578
Deferred revenue	1,464	1,572
Other accrued liabilities	710	770
Accrued costs of business restructuring	-	58
Income taxes payable	72	108
Current portion long-term debt	-	92
TOTAL CURRENT LIABILITIES	4,623	5,412

Long-term other payables	253	47

COMMITMENTS

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including 200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 9,207,730 and 9,027,867 shares	23,414	22,172
Accumulated earnings	1,964	900
Accumulated other comprehensive income	1,091	893
TOTAL STOCKHOLDERS’ EQUITY	26,469	23,965
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 31,345	$ 29,424